Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in Registration Statements No. 333-56979, 333-07391, 333-18563 and 333-28789 of Fisher Scientific International Inc. on Forms S-8 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets in 2002), appearing in this Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 8, 2004